AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Twelve Months Ended
	April 30		April 30
	2010	2009	2010	2009

Net Sales	$112,407	$140,689	$406,540	$545,934
Cost of Sales & Distribution	93,901	113,112	357,619	456,444
Gross Profit	18,506	27,577	48,921	89,490
Sales & Marketing Expense	14,886	14,583	56,935	60,033
G&A Expense	7,458	8,781	26,434	26,875
Restructuring Charges	72	9,743	2,808	9,743
Operating Loss	(3,910)	(5,530)	(37,256)	(7,161)
Interest & Other (Income) Expense	(146)	(265)	(201)	(1,010)
Income Tax Benefit	(2,230)	(2,333)	(14,714)	(2,917)

Net Loss	$(1,534)	$(2,932)	$(22,341)	$(3,234)

Earnings Per Share:

Weighted Average Shares Outstanding - Diluted	14,173,450	14,072,274	14,146,133	14,055,090

Loss Per Diluted Share	$(0.11)	$(0.21)	$(1.58)	$(0.23)

Condensed Consolidated Balance Sheet

			April 30,	April 30,
			2010	2009

Cash & Cash Equivalents			$53,233	$82,821
Customer Receivables			27,524	26,944
Inventories			25,239	32,684
Other Current Assets			17,048	11,089
Total Current Assets			123,044	153,538
Property, Plant & Equipment			114,107	132,928
Restricted Cash			14,419	--
Other Assets			30,863	17,271
Total Assets			$282,433	$303,737

Current Portion - Long-Term Debt			$893	$859
Accounts Payable & Accrued Expenses			48,686	57,308
Total Current Liabilities			49,579	58,167
Long-Term Debt			25,582	26,475
Other Liabilities			31,954	15,413
Total Liabilities			107,115	100,055
Stockholders' Equity			175,318	203,682
Total Liabilities & Stockholders' Equity			$282,433	$303,737

	-MORE-

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands)

Condensed Consolidated Statements of Cash Flows

		Twelve Months Ended
		April 30
		2010	2009

Net Cash Provided by Operating Activities		$1,292	$46,812
Net Cash Used by Investing Activities		(11,467)	(13,765)
Free Cash Flow		(10,175)	33,047

Net Cash Used by Financing Activities		(19,413)	(7,158)
Net Increase/(Decrease) in Cash and Cash Equivalents		(29,588)	25,889
Cash and Cash Equivalents, Beginning of Year		82,821	56,932

Cash and Cash Equivalents, End of Year		$53,233	$82,821

	-END-